Exhibit 10.23

MAVENIR SYSTEMS INC PARTICIPATION AGREEMENT

This Participation Agreement (the “Agreement”) is entered into as of 28th June, 2011, following Mavenir Systems Acquisition of Airwide Solutions inc on 26th May 2011 (the “Effective Date”), by and between Mavenir Systems inc (on behalf of airwide solutions inc.), a Delaware corporation (the “Company”), and Carolyn Turner (“Employee”). Employee is employed by Airwide Solutions UK Limited (“Employer”). Attached is a copy of the Company’s Incentive Bonus Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Plan.

RECITALS:

WHEREAS, the Employer employs Employee and the Company desires to provide Employee with certain bonuses payable as described herein; and

WHEREAS, the Company, Employee and Employee desire to set forth their understandings with respect to the matters described herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

RETENTION BONUS

Definitions

“Without Cause” shall mean the termination of the Employee’s employment by the Employer, in which the Employer’s decision to terminate was not influenced by any of the following factors: (i) a good faith finding by the Board of Directors of the Company or the Employer (A) of repeated or willful failure of the Employee after written notice to perform his or her reasonably assigned duties or carry out any reasonable instruction for the Employer and/or Company, or (B) that the Employee has engaged in dishonesty, gross negligence or gross misconduct, which the Board considers may have an adverse effect on the business or affairs of the Company; (ii) if the Board has reason to believe that the Employee has committed any criminal offence or been guilty of any dishonesty or serious misconduct in each case whether during the performance of his duties or otherwise which in the opinion of the Board renders the Employee unfit to continue as an employee of the Employer; or (iii) a breach by the Employee of any material provision of any obligations owed to the Employer or the Company, including under the invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within ten days written notice thereof.

“Good Reason” shall exist upon (i) the relocation of the Employer’s offices such that such Employee’s daily commute is increased by at least 30 miles each way without the written consent of the Employee; (ii) material reduction of the Employee’s annual base salary without the prior consent of the Employee (other than in connection with, and substantially proportionate to, reductions by the Employer of the annual base salary of more than 50% of its employees); or (iii) material diminution in Employee’s duties, authority or responsibilities without the prior consent of the Employee, other than changes in duties, authority or responsibilities resulting from the Employee’s misconduct; provided, however, that any reduction in duties, authority or responsibilities or reduction in the level of management to which Employee reports resulting solely from the Merger or the Buyer being acquired by and made a part of a larger entity (as, for example, when a chief financial officer becomes an employee of the acquiring corporation following an acquisition but is not the chief financial officer of the acquiring corporation) shall not constitute Good Reason; provided, further however, that no such event or condition shall constitute Good Reason unless (x) Employee gives the Company a written notice of termination of his employment for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) Employee’s termination of employment occurs within six months following the Company’s receipt of such notice.

1.1 Retention Bonus. Upon the satisfaction of the conditions set forth herein, Employee shall be eligible to receive cash payments (the “Cash Payments”) totaling $100,000 (the “Total Bonus Amount”) pursuant to the Plan to be vested as follows: (i) a Cash Payment equaling 30% of the Total Bonus Amount shall be vested on the date that is the six (6) month anniversary of the Effective Date; (ii) a Cash Payment equaling 30% of the Total Bonus Amount shall be vested on the date that is the twelve (12) month anniversary of the Effective Date; and (iii) a Cash Payment equaling 40% of the Total Bonus Amount shall be vested on the date that is the eighteen (18) month anniversary of the Effective Date (the “Retention Bonus Period” and each vesting date, a “Vesting Date”). Each Cash Payment shall be paid in the payroll following each Vesting Date. The equivalent to Cash Payment in pounds sterling shall be determined by the Company’s bank at the rate of exchange applying when making the Cash Payment. Employee shall only receive a Cash Payment if Employee is employed by the Employer and neither the Employee or Employer has given notice of the termination of employment on the date such Cash Payment is to be paid; provided, however, that, if Employee is terminated by Employer Without Cause, or Employee terminates his or her employment with Employer for Good Reason, and in either case such termination constitutes a dismissal within the meaning of Section 95 of the Employment Rights Act 1996, as amended the Company shall pay Employee all remaining Cash Payments to be paid to Employee pursuant to this Agreement within 10 days of the effective termination date. “Good Reason” has the meaning given in this agreement. “Without Cause” has the meaning given in this agreement.

1.2 Payment. The Cash Payments shall be paid to Employee in accordance with the Company’s normal payroll practices.

1.3 Death of Employee. Notwithstanding the foregoing, if Employee dies following the Effective Date while in service to the Employer as an employee, the remaining Cash Payments will be paid to Employee’s estate within ten (10) days of Employee’s death.

1.4 Invention Assignment Agreement. As of the Effective Date, the Employee reaffirms agreement to all clauses of the Employee’s Statement of Main Terms of Employment with the Company.

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1.5 Release of Claims.

(a) The Employee hereby irrevocably and unconditionally releases the Employer from all or any obligations to the Employee under the Airwide Solutions inc Share Plan and confirms that he has no right, title or interest arising from the Share Plan and he shall not bring, commence, continue or prosecute any claim, legal action or proceeding under, in relation to, arising out of or in connection with the Airwide Solutions inc Share Plan against the Company.

(b) Although the Employer makes no admission of any liability, the terms set out in this agreement have been agreed in full and final settlement of all or any claims, costs and expenses and any rights of action of any kind whatsoever whether under English, Scottish, European Union law or the laws of any other jurisdiction the Employee has or may have against the Employer, Group Members, Mavenir, and any of its or their officers, employees, shareholders, consultants, agents or trustees of any pension scheme (in each case future, current or former) arising directly or indirectly out of or in connection with the Merger, the Merger Agreement, his employment by the Employer, the Employee’s holding of any office or as a shareholder or which he asserts including and limited to claims for breach of contract or unlawful deduction from wages.

ARTICLE II

MISCELLANEOUS

2.1 Confidentiality. Employee understands and acknowledges that any amount payable to Employee pursuant to this Agreement is a highly confidential matter and Employee represents and warrants not to disclose such amount to any person (including other employees of the Company except as required by law, and that any violation of this covenant by Employee shall result in a forfeiture of all rights Employee may have to receive any bonus hereunder. Company acknowledges that some of this information was already disclosed by Airwide Solutions to certain Airwide Solutions shareholders who are employees or former employees of Airwide Solutions and that this information is known among the general employee population.

2.2 No Effect on Employment. This Agreement does not constitute a contract of employment or consultancy or impose on either the Employee, the Employer or the Company, its or their subsidiaries or its or their successors any obligation to retain the Employee as an employee, consultant or director. This Agreement does not amend or vary the Employee’s contract of employment.

2.3 Assignability. The Company shall have the right to assign this Agreement, either in whole or in part, to any Affiliate of the Company. To the maximum extent permitted by law, Employee’s rights under this Agreement shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit. As used herein, “Affiliate” shall mean any person that directly or indirectly controls, is controlled by, or is under common control with, the Company.

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2.4 Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior subsequent time. This Agreement is a complete integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

2.5 Governing Law. This agreement shall be governed by and construed in accordance with English law and the courts and employment tribunals of England and Wales shall have non-exclusive jurisdiction to determine all disputes relating to this agreement.

2.6 Withholding Tax. Any cash payments provided for hereunder shall be paid subject to deductions for tax and National Insurance contributions and any applicable tax withholding required under national, federal, state or local law, and the Employee acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Employee any national, federal, state, local or other taxes of any kind required by law to be withheld.

2.7 No Employment Agreement. This Agreement is not, and shall not be construed as being, an employment agreement between Employee and the Employer or the Company for any fixed period.

2.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

2.9 Successors. This Agreement and all obligations of the parties hereunder shall be binding upon and inure to the benefit of successors and assigns of such parties. This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee should die while any amount would still be payable to the Employee or his/her family hereunder if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

2.10 No Ownership Interest. This Agreement shall not entitle Employee to any right, title or interest as an equity interest owner of the Company.

2.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

2.12 Notices. All notices and demands which any party may be required or desire to serve upon the other party to this Agreement shall be in writing and shall be served upon such other party by mailing a copy, postage prepaid, certified, return receipt requested, or by overnight courier service, addressed to such party at the address set forth on the signature page hereto.

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2.13 Acknowledgement. Employee acknowledges that Employee has been advised to consult with a lawyer of Employee’s choice prior to entering into this Agreement and the Compromise Agreement. Employee acknowledges that Employee has had an opportunity to consult with legal counsel and tax and other advisors regarding the preparation of this Agreement and the matters related thereto, including the release and waiver provisions. Employee understands and acknowledges that Andrews Kurth LLP has acted as legal counsel for Mavenir Systems, Inc. with respect to the preparation of this Agreement and the other matters related thereto, and has not acted as legal counsel for Employee.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement effective for all purposes as of the Effective Date.

MAVENIR SYSTEMS, INC.

By:	/s/ Terry Hungle
Name	Terry Hungle
Title:	Chief Financial Officer

EMPLOYEE

/s/ Carolyn Turner
Address: 8 Carolina Place
Wokingham
Berkshire RG404PQ